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                                                                   EXHIBIT 10.13
                          PROVINCE OF THE EASTERN CAPE

                        DEPARTMENT OF SOCIAL DEVELOPMENT

                                     [LOGO]

                          OUTSOURCING OF THE PAYMENT OF
                             SOCIAL SECURITY GRANTS

                             Service Level Agreement
                                       CPS

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                                TABLE OF CONTENTS

                     HEADING                                    PAGE
1.  Introduction                                                  3
2.  Parties                                                       3
3.  Definitions                                                   3
4.  Record                                                        5
5.  Compatibility of two payment systems                          5
6.  Interface with HANIS project                                  6
7.  Duties of the service provider                                6
8.  Training                                                     18
9.  Communication plan                                           19
10. Information                                                  20
11. Financial                                                    21
12. Monthly / daily reconciliation with SOCPEN                   25
13. Implementation                                               25
14. Affirmative action & other economic empowerment plans        25
15. Service provider remuneration                                26
16. Electronic payment system                                    28
17. Sub contractors / partners in consortium                     28
18. Customer Satisfaction                                        28
19. Phasing out of contract                                      29
20. Adjustments                                                  29
21. Contract regulation and management                           29
22. Force Majeure                                                34
23. Determination of disputes                                    34
24. Variation / Modification / Waiver                            37
25. Waiver of rights                                             37
26. Domicilia citandi et executandi                              38

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1.    INTRODUCTION

The principles, philosophies and objectives governing the granting of and the regulation of this service are set out in this agreement. The Agreement serves as the framework of the rights and obligations which will be reflected as substantive provisions in the agreement. Should any matter of a material importance to the performance and implementation of the service have been omitted from this Agreement, the Department of Social Development, Eastern Cape Province, and the Service Provider shall in good faith consider any additional clauses and/or amendments and reduce same in writing.

2.    PARTIES

The parties to this agreement are:

2.1   DEPARTMENT OF SOCIAL DEVELOPMENT
      PROVINCE OF THE EASTERN CAPE

      And

2.2   CPS EASTERN CAPE (PTY) LTD
      4TH FLOOR
      PRESIDENT PLACE
      ROSEBANK
      JOHANNESBURG

3.    DEFINITIONS

IN THIS AGREEMENT, UNLESS THE CONTEXT OTHERWISE INDICATES, THE WORDS AND EXPRESSIONS SET FORTH BELOW SHALL BEAR THE MEANINGS AS DEFINED. IT MUST BE NOTED THAT IN THIS DOCUMENT:

-     reference to any one gender shall include the other gender

-     a natural person includes an artificial person and vice versa

-     the singular includes the plural and vice versa

BENEFICIARIES / APPLICANTS   Any person to whom social assistance is rendered
                             under the Social Assistance Act, 1992, as amended

COMMUNITY                    People who ordinarily reside in the Province of the
                             Eastern Cape

DEPARTMENT                   The Department of Social Development in the
                             Administration of the Eastern Cape Government

ENROLMENT                    Electronic registration process of the
                             identifying details, composing of fingerprints, capturing of a digital photo and issuing of a pension data card to each beneficiary in the Province of the Eastern Cape

HANIS                        Home Affairs National Identification System

IDENTITY DOCUMENT            A beneficiary shall be identified at enrolment
                             by using

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                             his/her 13 Digit bar-coded RSA identity document

IMPLEMENTATION TIMETABLE     The implementation plan as mutually agreed upon
                             by the Department and the Service Provider, in accordance with the specifications set in the Tender Document

IDENTIFICATION               13 digit bar-coded RSA Identity Document shall
                             be used

MANAGEMENT COMMITTEE         The team that shall represent the Department and
                             the Service Provider

PAYMENT MONTH                A calendar month

PAY POINTS                   Designated venues at which the payment of grants
                             may be undertaken. These may be:
                             Mobile - payment equipment mounted in vehicles, adapted to the terrain
                             Fixed - ATM type services for payment at mutually agreed upon venues
                             Portable - payment equipment which is easily transportable, and which can be used in a variety of venues
                             The list of pay points is attached to this Service
                             Level Agreement/Contract as Annexure A

PROVINCE                     The province of the Eastern Cape

SECURITY SERVICES            The security services (both cash in transit and
                             guarding) that shall be provided to the Service
                             Provider in terms of the agreement contained in the tender documents

SERVICE PROVIDER CPS         Eastern Cape (Pty) Ltd

SITA                         State Information Technology Agency

SOCPEN Government's computerised social assistance grant system

SOCPEN SCHEDULE              Schedules detailing cut-off dates for
                             interaction with SOCPEN, as agreed upon by National Department and the Provinces

SYSTEM The adapted automated applications system that shall be used to enrol and render payments to beneficiaries, which shall be interfaced with SOCPEN

TENDER DOCUMENT              The tender as proposed to the Province by the
                             Service Provider for rendering a comprehensive enrolment, payment and communication service to the beneficiaries in the province of Eastern
                             Cape

VERIFICATION                 The verification of each beneficiary at payment
                             by using the technology to verify the
                             relationship between the beneficiary and their fingerprints captured previously during enrolment.

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4.    RECORD

The SERVICE PROVIDER submitted a tender to the PROVINCE, which was accepted by the PROVINCE on 11 DECEMBER 2001. The contract was signed on 22 August 2002, and is valid for a 3 year period, commencing 1 November 2002, with provision for an extension for a further 2 years, if mutually agreed to.

THE PROVISIONS AS SET OUT IN THE TENDER DOCUMENT SHALL BE SUPPLEMENTARY TO THIS DOCUMENT IN ALL RESPECTS. ANY CHANGES TO THE PROCEDURE AS SET OUT IN THE TENDER DOCUMENT SHALL BE MUTUALLY NEGOTIATED AND AGREED TO. NO CHANGES TO ANY AGREEMENT CONTAINED IN THE TENDER DOCUMENT SHALL BE MUTUALLY NEGOTIATED AND AGREED TO. NO CHANGES TO ANY AGREEMENT CONTAINED IN THE TENDER DOCUMENT OR THIS AGREEMENT SHALL BE BINDING UNLESS REDUCED TO WRITING.

5.    COMPATIBILITY OF TWO PAYMENT SYSTEMS

5.1 Although two SERVICE PROVIDERS have been appointed to render pension payment services in the PROVINCE each system should have a list of beneficiaries falling under its area of operation as clearly stated underneath:

5.1.1 A BENEFICIARY must withdraw his / her money from the SERVICE PROVIDER allocated to his/her area,

5.1.2 The SERVICE PROVIDER must ensure that the same BENEFICIARY is not enrolled and paid by another SERVICE PROVIDER. This will be achieved be each SERVICE PROVIDER submitting a data file of all beneficiaries enrolled on a monthly basis.

5.1.3 A BENEFICIARY must not be able to withdraw money from the first SERVICE PROVIDER and then also withdraw money from the second SERVICE PROVIDER with the same pension data card,

5.1.4 A new pension data card should be manufactured and issued when a BENEFICIARY moves from one SERVICE PROVIDER to the other SERVICE PROVIDER,(THE DEPARTMENT WILL PAY FOR THE 1ST REPLACEMENT ONLY, THE BENEFICIARY SHALL PAY FOR FURTHER REPLACEMENT CARDS).

5.1.5 The design of pension data cards of both SERVICE PROVIDERS shall be approved by the Department,

5.1.6 Both SERVICE PROVIDERS shall use the same biometric identification method,

5.1.7 Only one on-line reporting system must be developed by each SERVICE PROVIDER from which reports can be obtained by the DEPARTMENT when needed.

6.    INTERFACE WITH THE HANIS PROJECT

6.1 In order to interface with the HANIS project in future, the SERVICE PROVIDER must take note of the following information:

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6.2   The SERVICE PROVIDER should take cognizance of HANIS, specifically the smart ID card project currently being undertaken by the Department of Home Affairs.

6.3 The SERVICE PROVIDER must take cognisance and be aligned with the development of the South African Government's standards for biometrics fingerprints, when approved and finalised. When these standards have been finalised, the level of inclusion and impact on the SLA shall be evaluated and negotiated.

7.    DUTIES OF THE SERVICE PROVIDER

7.1   THE SERVICE PROVIDER SHALL RENDER THE FOLLOWING SERVICES:

7.1.1 ENROLMENT of all BENEFICIARIES and their nominated procurators (including those paid via ACB and Post Office) in the PROVINCE of the Eastern Cape;

7.1.2 Payment of all BENEFICIARIES or their duly nominated procurators electing to receive their payment in cash;

7.1.3 Dissemination of information to the BENEFICIARIES as and when requested by the DEPARTMENT; as per the SOPCEN message field.

7.2   IN ORDER TO RENDER THESE SERVICES, THE FOLLOWING WILL APPLY IN RESPECT OF:

      ENROLMENT

7.2.1 In respect of ENROLMENTS the SERVICE PROVIDER shall be responsible for:

7.2.1.1 The identification and obtaining of ENROLMENT sites, in addition to the enrolment sites already identified by the Department for cheque payments.

7.2.1.2 Consultation with the DEPARTMENT to confirm and approve the identified sites,

7.2.1.3           The ENROLMENT of BENEFICIARIES AUTHORISED BY THE DEPARTMENT.

7.2.2 The ENROLMENT process must consist out of the following minimum steps:

7.2.2.1 The capturing of the four (4) fingers with the best minutiae of the BENEFICIARY,

7.2.2.2 The capturing of the four (4) fingers with the best minutiae of the BENEFICIARY and of the Procurator when applicable, and

7.2.2.3           Capturing of a Digital Photograph.

7.2.3 The ENROLMENT of BENEFICIARIES requires the Service Provider to validate/verify the BENEFICIARY'S identity based on a beneficiary's 13 digit valid bar coded South African Identity Document and photograph to be produced for each BENEFICIARY, in an accurate and reliable manner.

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7.2.4       The ENROLMENT of BENEFICIARIES shall be evidenced by the production of complete lists (available electronically in a database format and also in hard copy format) of BENEFICIARIES enrolled by pay point. The database information shall provide a query and interrogation facility by any field within the database. The lists of enrolled beneficiaries will be reconciled to the BENEFICIARY payment files made available to the SERVICE PROVIDER by the DEPARTMENT at the commencement of the contract or any revised list supplied subsequently.

7.2.5 The ENROLMENT process shall contribute positively to minimising the risk of fraud and corruption.

7.2.6 The SERVICE PROVIDER shall ensure that a BENEFICIARY with the same ID Number is not ENROLLED more than once by the same Service Provider. A procedure for detection of duplicate enrolments due to fraudulent, multiple IDENTIFICATION NUMBERS shall be negotiated and established. Once the HANIS system is functional, a cold search of suspected duplicated fingerprints will be done as and when required. The cost of the cold search shall be for the account of the Department.

7.2.7 The ENROLMENT process shall consist of both the initial bulk ENROLMENTS (the immediate ENROLMENT of all BENEFICIARIES and their elected procurators onto the new payment system) and on-going enrolments throughout the contract period (the continued ENROLMENT of new BENEFICIARIES in the PROVINCE).

BULK ENROLMENT

7.2.7.1 This will take place according to an implementation timetable as agreed upon by the DEPARTMENT and the SERVICE PROVIDER, which is attached to this agreement as Annexure B. Bulk ENROLMENT is to take place with the least disruption to the payment process and the least inconvenience to the BENEFICIARY.

Bulk Enrolment - Cheque Payments

7.2.7.1.1 Enrolment is to take place at least at the payment sites for all current cheque payment methods. The BENEFICIARY shall be enrolled before receiving his / her payment.

Bulk Enrolment: Post Office Payments

7.2.7.1.2 ENROLMENT of current BENEFICIARIES paid through the Post Office shall take place in accordance with a timetable and at venues as mutually agreed upon.

Bulk Enrolments: ACB Payments

7.2.7.1.3 Bulk ENROLMENTS of current ACB cases shall take place in accordance with a timetable and at venues as mutually agreed upon. Individual letters will be sent by the DEPARTMENT to every BENEFICIARY to advise them of the ENROLMENT venue and date. The DEPARTMENT will devise a management plan to deal with those

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                  BENEFICIARIES who do not respond to this communication and whose grants need to be suspended. No pension card shall be issued for ACB beneficiaries.

Bulk Enrolments: Institution Payments

7.2.7.1.4 Bulk ENROLMENT of institution cases will be done at the institutions, in accordance with a timetable as mutually agreed upon.

Bulk Enrolment: Bed-Ridden Beneficiary

7.2.7.1.5 ENROLMENT of BENEFICIARIES who are bed-ridden, together with their procurators, shall have to be undertaken in their homes, in accordance with a programme as mutually agreed upon. The DEPARTMENT shall advise the SERVICE PROVIDER of identified cases.

ENROLMENT OF NEW APPLICANTS (ONGOING)

7.2.7.2 Ongoing ENROLMENTS shall take place at venues and dates as agreed upon between the DEPARTMENT and SERVICE PROVIDER for the duration of the contract period.

7.2.7.3 The ENROLMENT of bed-ridden BENEFICIARIES in their homes and institutional BENEFICIARIES will have to take place for the duration of the contract.

THE DEPARTMENT SHALL:

7.2.8 Assist the SERVICE PROVIDER with the execution of a communication plan for the ENROLMENT of BENEFICIARIES,

7.2.9 Update the SOCPEN system with data that shall enhance the ENROLMENT process such as:

7.2.10 Capturing of information of the procurators appointed by BENEFICIARIES, and

7.2.11 Allocating codes to future pay-points before commencement of ENROLMENT at a specific venue, and

7.2.12      Provide a help desk facility at each paypoint.

7.3   PAYMENT RELATED OPERATIONAL REQUIREMENTS

PAY POINTS

7.3.1 With the phasing in of the new system, payment shall take place at existing Pay points for the first 3 months.

7.3.2 The SERVICE PROVIDER in conjunction with the DEPARTMENT shall, where necessary, acquire convenient and suitable payment facilities from where BENEFICIARIES will be paid.

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7.3.3       The creation or change of any PAY POINTS shall only be considered after full consultation between the affected COMMUNITY, the SERVICE PROVIDER and the DEPARTMENT, which retains the right of final approval.

7.3.4 As far as possible PAY POINTS should be located in community halls or other similar facilities as may be agreed between the DEPARTMENT and the SERVICE PROVIDER.

7.3.5 The SERVICE PROVIDER should notify the DEPARTMENT, who shall make the final decision, where BENEFICIARIES are to be moved between pay points.

7.3.6       PAY POINTS should be accessible to all frail and disabled
            BENEFICIARIES.

7.3.7 Where practically possible and financially cost effective a pay point must not service more than 1 000 BENEFICIARIES per day.

7.3.8 The scheduling of BENEFICIARIES and equipment must take into account the capacity of venues available at PAY POINTS to prevent as far as possible overcrowding and unacceptable queues.

7.3.9 A BENEFICIARY should not be in a queue for more than two (2) hours during the specified payment hours.

7.3.10 The distance that a BENEFICIARY needs to travel to get to a pay point should not exceed 20 km. This will be jointly determined by the DEPARTMENT and SERVICE PROVIDER.

7.3.11 Mobile PAY POINTS should be within a 5 km radius from where the BENEFICIARIES reside. This will be jointly determined by the DEPARTMENT and SERVICE PROVIDER.

7.3.12 No hawkers / money lenders and other vendors or unauthorized individuals shall be allowed on the premises of pension payments, unless agreed to by the Department.

7.3.13      A Paymaster shall operate each payment unit during payout.

PAY POINT FACILITIES

7.3.14 SERVICE PROVIDERS are expected as part of their social responsibility obligations to contribute towards developing the infrastructures at pay points and enrolment points. A pay point and enrolment point should, as far as possible, meet the following criteria as prescribed in the national norms and standards:

                  -     Accommodation (permanent building or a marquee),

                  -     Toilets (permanent and / or mobile),

                  - Chairs (in case of temporary pay point collapsible chairs are preferred),

                  -     First Aid Kit, wheel chairs and collapsible beds,

                  -     Electricity or a generator,

                  -     Water,

                  - Where possible the number of BENEFICIARIES should be in-line with the size of the venue, and

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                  -     Suitability for disabled and old age BENEFICIARIES.

7.3.15 The following nationally approved norms and standards are not included above for practical reasons. However the objective of the SERVICE PROVIDER and DEPARTMENT SHALL be to implement these remaining norms and standards over a period of time. These facilities are:

                  -     Telephone lines,

                  -     Computer lines, and

                  - Security Fence. A fence shall be constructed, where possible, 10 meters round the pay point as a security measure.

7.3.16 Six months after signing the Service Level Agreement it shall be expected from the SERVICE PROVIDER to provide the DEPARTMENT with a report on the conditions at each PAY POINT measured against the above criteria.

7.3.17 The DEPARTMENT shall evaluate the infrastructures at PAY POINTS on a regular basis throughout the contract period.

PAY TIMES

7.3.18 The SERVICE PROVIDER shall, in consultation with the DEPARTMENT, make payments to BENEFICIARIES at fixed PAY POINTS during normal office hours, that is from 08h00 to 16h00 weekdays, excluding public holidays.

7.3.19 Cash payment of grants at any pay point, whether fixed or mobile, may not continue after 16h00. Should there be extraordinary circumstances which make this impossible, the DEPARTMENT (in the form of the management committee representative for that region) or Department representative at paypoint, must be informed, in order to give prior approval.

7.3.20 Cash payment of grants on the new system shall be introduced in terms of a timetable to be agreed upon in writing by both the DEPARTMENT and the SERVICE PROVIDER.

7.3.21 The SERVICE PROVIDER must ensure that the pay dates coincide with the cut-off dates as determined by the National Department of Social Development.

7.3.22 In case of exceptional circumstances, the SERVICE PROVIDER shall be expected to re-schedule payments to enable beneficiaries to receive their payouts in that pay period. That can only happen after consultation with the DEPARTMENT and communication with the affected BENEFICIARIES.

7.3.23 The SERVICE PROVIDER must communicate with the BENEFICIARIES to inform them of the next month pay date.

7.3.24 The Service Provider must develop contingency plans for all events which could affect the payment of grants. All rescheduling in the event of non-payment of a pay point must be undertaken in conjunction with the Department. In all cases, should a

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            pay point not be paid, payment must be rescheduled within a maximum of 5 working days.

7.3.25 Following their official pay days beneficiaries may attend any pay point in the nominated pension district to collect payout.

7.3.26 The Service Provider must develop contingency plans for all events which could affect the payment of grants. All rescheduling in the event of non-payment of a paypoint.

PAY METHOD

7.3.27 The service provided via the system shall result in improved citizen-service. A minimum level of service shall include meeting the agreed ENROLMENT and implementation deadlines referred to in this Service Level Agreement.

7.3.28 The following steps must be regarded as the minimum steps that must be followed when paying out a BENEFICIARY:

7.3.28.1 The system must ensure that only a valid enrolled BENEFICIARY is going to be paid.

7.3.28.2 The system must ensure that the correct amount of money is paid to the correct BENEFICIARY, according to the instructions received from SOCPEN.

7.3.28.3 Nobody except the BENEFICIARY or his / her procurator must handle the money that is paid.

7.3.28.4 The system must ensure that the BENEFICIARY knows when the next pay day as well as follow-up pay day shall be for the following month.

7.3.28.5 The system must ensure that the BENEFICIARY does not draw the same amount of money either on the same day at a different pay point or later on in the month again.

7.3.29      Payments must follow the following sequence:

                  -     Disability grants - first,

                  -     Old Age grants - second,

                  -     War Veterans grants - third; and

                  -     The rest.

7.3.30 At PAY POINTS war veterans and old age BENEFICIARIES shall have a special queue while child support grant and other grants shall have a different queue where practically possible in conjunction with the Department.

7.3.31 Any enquiries which may occur on payments made to beneficiaries must be dealt with by the SERVICE PROVIDER within two (2) working days.

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PENSION DATA CARD

7.3.32 A pension data card shall be used to pay out grants to BENEFICIARIES at pay points. The content of the card shall be uniform for all BENEFICIARIES.

7.3.33 The only access for a BENEFICIARY to his / her grant should be with a pension data card.

7.3.34 The card should be easily identifiable as an Eastern Cape Beneficiary grant card, in terms of a design as approved by the DEPARTMENT.

7.3.35 The following minimum information of a BENEFICIARY must be available on the pension data card:

                  -     A photo of the BENEFICIARY (Printed),

                  -     The name and surname (Printed),

                  -     Identification number (Printed),

                  -     Pay point code (Printed),

                  -     Type of grant (Embedded),

                  -     Identification number of procurator if required
                        (Embedded),

                  - Fingerprints of the BENEFICIARY / procurator (Embedded or on system), and

                  - The amount of money available per month (Embedded or on system).

7.3.36 All ENROLMENT data must be verified against the SOCPEN system before manufacturing and issuing a pension data card.

7.3.37 Pension data cards must only be manufactured and issued to BENEFICIARIES after confirming that payment vouchers had been generated by the SOCPEN file for those BENEFICIARIES.

7.3.38 The initial pension data cards shall be issued in bulk at venues to be clearly communicated to the BENEFICIARIES by the SERVICE PROVIDER after approval from the DEPARTMENT.

7.3.39 Thereafter all new pension data cards for that specific pay point shall also be issued by the SERVICE PROVIDER for the duration of the contract period.

7.3.40 The pension data card must be durable and able to withstand vigorous use. All cards issued shall be confirmed to be not faulty.

7.3.41 All lost or damaged cards are to be replaced within a period of 3 working days, following the report of the loss. If it can be determined that the BENEFICIARY was not paid at another pay point then the pension data card may be replaced on the same day it is reported lost.

7.3.42 Limits of false rejection shall not exceed 0.35% on the 10 finger approach. Limits of false acceptance shall not exceed 0.01% on the 10 finger approach.

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7.3.43      The necessary security measures must be built either onto the pension data card or into the system to prevent a BENEFICIARY being paid the same amount more than once on a specific day or month.

7.3.45 The BENEFICIARIES who are in possession of a pension data card, or for whom a pension data card is available, and for whom a payment voucher is available, must be paid on the specific day. Any problems that might occur with the pension data card must be rectified at the pay point to ensure that the BENEFICIARY is paid immediately. Such problems must be communicated to the DEPARTMENT within 1 day.

7.3.46 Pension data cards shall always remain the property of the DEPARTMENT. Unauthorised users may be prosecuted if pension data cards are found in their possession.

7.3.47 In order to be in-line with the HANIS smart card ID project all pension data cards or memory cards should comply with the following minimum criteria:

            - ISO/IEC 7816 - Identification cards - Integrated circuit(s) cards with contact:

            -     ISO/IEC 7816-1: Physical Characteristics

            -     ISO/IEC 7816-2: Dimensions and location of the contacts, and

            -     ISO 10373- Part 3: Test methods - Integrated circuit cards

PAYOUT RECEIPT

7.3.48 After a BENEFICIARY is paid a payment slip must be issued to the BENEFICIARY as proof that he / she was paid and a restricted access copy retained on the system.

7.3.49 The following minimum information must always be printed on the payment slip:

                  -     Name of the payment contractor,

                  -     Name of the DEPARTMENT,

                  -     Name and surname of the BENEFICIARY,

                  -     Identity number of the BENEFICIARY,

                  -     Date on which the BENEFICIARY was paid,

                  -     Time that the BENEFICIARY was paid,

                  - If a procurator draws the money on behalf of the BENEFICIARY the identity number of the procurator (name and surname of the procurator is stored on the system, but not printed on the payment slip),

                  - Name of the pay point where the BENEFICIARY / PROCURATOR was paid,

                  - The payment voucher number as received from the SOCPEN system,

                  -     The type of grant / grants,

                  -     The amount of each grant,

                  -     The total amount that was paid out,

                  - If partial payments are be made what the starting balance was,

                  - If partial payments are be made what the amount was that the BENEFICIARY / PROCURATOR actually withdrew,

                  - What the amount is of the outstanding balance if partial payments was made,

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                  -     The name of the paymaster that paid the BENEFICIARY /
                        PROCURATOR,

                  - The number of the pay out machine that paid the BENEFICIARY / PROCURATOR,

                  - Name of an official of the Department should the BENEFICIARY / PROCURATOR have any enquiry,

                  - A telephone number where the above-mentioned official can be contacted,

                  - The date when pension payments will be done at the pay point during the next month,

                  - Any message which the DEPARTMENT would like to convey to BENEFICIARIES.

7.3.50 The computerised system of the SERVICE PROVIDER must be able to print any messages received from SOCPEN on receipts when required.

COMPUTERISATION

7.3.51 The SERVICE PROVIDER shall keep abreast of industry standard technology. Changes to the SOCPEN system or any other system introduced by the National Department of Social Development may take place over the life span of the contract. Such changes shall be communicated timeously and the potential impact shall be discussed and negotiated at National level. Paragraph 7.3.51 applies to the entire section 7 of this agreement.

7.3.52 The SOCPEN system is a transversal system maintained by the National Department of Social Development and used by all the provinces in South-Africa. The SERVICE PROVIDER must acquaint himself with the specifications of the SOCPEN system. If any changes are needed to the SOCPEN system the SERVICE PROVIDER shall draw up specifications for such changes. The specifications shall be submitted to the Steering Committee for approval.

7.3.53 After approval the DEPARTMENT shall submit the specifications with a request to the National Department of Social Development for final approval and implementation. The National Department of Social Development might decide not to approve the request and it shall be the responsibility of the SERVICE PROVIDER to make alternative changes on their system.

7.3.54 SOCPEN system specifications changes shall be provided to the DEPARTMENT at least sixty (60) days prior to the implementation of the changes.

7.3.55 The SERVICE PROVIDER shall adhere to all SOCPEN specifications for changes, up-grades and new developments that may be introduced from time to time. (Refer to 7.3.51)

7.3.56 The System Administrator of the DEPARTMENT is responsible to, within a reasonable time, inform the SERVICE PROVIDER of any changes, up-grades or new developments relating to the SOCPEN system via the SOCPEN Work Group Committee.

DATA

7.3.57 The system shall interface with SOCPEN. Interface shall be provided sufficiently to allow for electronic transfer of BENEFICIARY data, payment history, updated pay sheets and standard statistical reports between the DEPARTMENT and the SERVICE PROVIDER'S system.

7.3.58 All data relating to the BENEFICIARIES and the payment of those BENEFICIARIES shall be available to the DEPARTMENT via electronic media as per 7.3.57 above. The SERVICE PROVIDER is expected to update information on his central databases at least daily.

7.3.59 The DEPARTMENT shall provide the necessary authorisation for an electronic link, to enable data transfers between the SERVICE PROVIDER and SOCPEN.

7.3.60 The DEPARTMENT in conjunction with the SERVICE PROVIDER shall ensure that monthly payment information is received from SOCPEN, in accordance with the SOCPEN schedules, in order to enable the SERVICE PROVIDER to pay the BENEFICIARIES.

7.3.61 The SERVICE PROVIDER shall be responsible for the payment of all legitimate BENEFICIARIES and all payment data must be kept in a database by the Service Provider.

7.3.62 Adequate arrangements must be made to protect the security, integrity and loss of data.

7.3.63 Enrolment Data and the software needed to read the data remains the property of the DEPARTMENT which must be handed over to the DEPARTMENT (in a prescribed format) when the contract expires or if it is at any time requested by the DEPARTMENT.

7.3.64 All data transfers between the offices of the DEPARTMENT shall be done electronically by using the network infrastructure of SITA.

7.3.65 Electronic payout data received from the National Department of Social Development must not be changed by the SERVICE PROVIDER without the written consent of the DEPARTMENT.

INFRASTRUCTURE

7.3.66 All PAYOUT and enrolment units and PAY POINTS shall be easily accessible (able to gain easy/user friendly access to PAY POINTS and payment) to physically disabled, frail and aged BENEFICIARIES who prefer to receive their grants personally.

7.3.67 As the payment service is predominantly mobile, equipment shall be robust and able to withstand adverse conditions.

7.3.68 BENEFICIARIES must be paid by using some type of Automated Teller Machine (ATM).

7.3.69 The number of BENEFICIARIES at a pay point shall determine the number of mobile payment ATM's.

7.3.70 A review of the number of ATM's against the number of BENEFICIARIES shall be done twice a year. This shall be done to ensure that the number of ATM's support service delivery to Beneficiaries within the stipulated 2 hours.

7.3.71 Two (2) Pay out teams shall have a dedicated technical expert to attend to all technical issues relating to the ATM's.

7.3.72 All pay out equipment must be able to operate at places where no electricity is available.

7.3.73 For locations that normally has electricity an alternative pay out mechanism must exist in the event of power failure to enable normal payments functions to be resumed within 1 hour.

7.3.74 Should a fault occur with PAY-OUT equipment at a specific pay point which results in a disruption of Payouts, such a fault must be rectified with the least inconvenience to the BENEFICIARIES.

7.3.75 If the fault cannot be rectified at the pay point, the affected equipment must be replaced with a suitable backup unit or EQUIPMENT from the nearest BRANCH OFFICE of the SERVICE PROVIDER.

TECHNICAL REQUIREMENTS

7.3.76 All equipment supplied and installed by the SERVICE PROVIDER during the tender period will remain the property of the SERVICE PROVIDER and must be properly maintained.

7.3.77 Equipment, including hard- and software, must be upgraded and updated regularly to ensure that it stays in line with the latest technology and that it is the most suitable equipment to run the system.

7.3.78 The SERVICE PROVIDER must supply an equipment maintenance programme and specifically indicate how and when equipment (especially pay out equipment) shall be replaced during the tender period (System Maintenance Plan).

7.3.81 The SERVICE PROVIDER is responsible for supplying all equipment, including industry standard computer hard- and software necessary for the pensions payments and for enrolment of BENEFICIARIES.

7.3.82 It shall be the responsibility of the SERVICE PROVIDER to replace all lost or stolen equipment used by the pay-out system and / or for the ENROLMENT process.

7.3.83 The SERVICE PROVIDER shall be responsible for creating its own network infrastructures in the PROVINCE.

7.3.84 The SERVICE PROVIDER shall not be allowed to use the network infrastructure of SITA.

7.3.85 The SERVICE PROVIDER shall be responsible for connecting its file-server to the file-server of SITA.

7.3.86 Where the infrastructure does not allow for on-line communication, a secure method of dial-up communication must be available.

7.3.87 During the tender period hard- and / or software, customization may be necessary. Should any additional hard- and /or software amendments be required, it shall be expected of the SERVICE PROVIDER to do so free of charge,

7.3.88 Until the necessary changes have been made to the SOCPEN system the BENEFICIARY shall only be able to withdraw the full amount available for the month. As soon as the necessary changes have been made the BENEFICIARY shall be able to choose the amount he / she wishes to withdraw provided the amount is not greater than the amount owed to the BENEFICIARY.

7.3.89 Any IT-SYSTEM to be developed must be able to handle the download of high volumes of data for the DEPARTMENT from the National Department of Social Development for monthly payments (refer to the payment data needed for pension payments).

SECURITY

7.3.90      The SERVICE PROVIDER shall provide his own security.

7.3.91 The SERVICE PROVIDER shall provide adequate security services at PAY POINTS (venues) before, during and after payouts are made.

7.3.92 Security officials deployed by the SERVICE PROVIDER must comply with all legislative requirements applicable to the Security Industry.

7.3.93 Security officials deployed by the SERVICE PROVIDER must meet the specific training requirements as set out by the Security Officers Board and compliance should be confirmed in writing by the SERVICE PROVIDER twice per annum.

7.3.94 All security companies and their officials must be registered with the Security Officers Board and proof of registration must be provided to the DEPARTMENT.

7.3.95 The SERVICE PROVIDER shall ensure that DEPARTMENTAL officials shall not be involved in the actual payment process or in the handling of any cash, cheques or other form of payment instrument.

8.    TRAINING

8.1 The SERVICE PROVIDER shall train identified DEPARTMENTAL officials on the new system to ensure that the DEPARTMENT'S affected officials are capable of efficiently interacting with the system. This facility shall be available on an on-going basis, to ensure that, as a result of staff changes and movement, all relevant DEPARTMENTAL officials are trained.

8.2 It is mandatory that all officials of the SERVICE PROVIDER responsible for pension payments receive minimum training in social security matters (Social Assistance Act, Regulations, Customer Care) as well as sensitizing the SERVICE PROVIDER to the principles of Batho Pele. The DEPARTMENT shall provide this training.

8.3 Security guards shall also be trained by the DEPARTMENT in Customer Care and shall receive an introduction on social security.

8.4 Re-fresher courses shall be conducted twice a year. These training courses must be provided by the DEPARTMENT. Non attendance at such refresher courses would disqualify an individual from further participation in the project.

8.5 The SERVICE PROVIDER must ensure that at least two members in a pay out team are trained in First Aid and hold a certificate of competency.

9.    COMMUNICATION PLAN

9.1 The initial communication and awareness plan for all users and BENEFICIARIES affected by the tender process shall be prepared and executed by the DEPARTMENT.

9.2 The DEPARTMENT shall conduct the initial communication with BENEFICIARIES on the broad process and the appointment of the SERVICE PROVIDER as well as facilitating meetings and discussions between the SERVICE PROVIDER and the BENEFICIARIES. The DEPARTMENT shall communicate in an agreed manner the location, dates and times of payments and ENROLMENTS to BENEFICIARIES in accordance with the implementation plan submitted by the SERVICE PROVIDER to the DEPARTMENT and payment cycles agreed with the DEPARTMENT. It can happen that the DEPARTMENT requests the SERVICE PROVIDER to communicate to BENEFICIARIES by using the communication structures of the SERVICE PROVIDER.

9.3 Educating the BENEFICIARIES on the use of the new system is the responsibility of the SERVICE PROVIDER.

9.4   Communication to the media will be done as follows:

9.4.1 The sole responsibility of the DEPARTMENT when it relates to the procedures, regulations and policies of the DEPARTMENT, and

9.4.2 The sole responsibility of the SERVICE PROVIDER when it relates to the system and technology of the SERVICE PROVIDER.

9.4.3       Areas of doubt will be referred to the DEPARTMENT.

9.5 However, any communication to the media relating to CPS payments by the SERVICE PROVIDER shall be approved by the DEPARTMENT before being issued.

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

9.6 The SERVICE PROVIDER shall disseminate information to BENEFICIARIES as agreed to by the DEPARTMENT. Details regarding the frequency and content of this information shall be dealt with by the Steering Management Committee.

10.   INFORMATION

10.1 All pension-related data and information collected by the SERVICE PROVIDER or its agent shall remain the confidential property of the DEPARTMENT and shall be provided in a format required by the DEPARTMENT on request, as per 7.3.63.

10.2 Additional statistical information required to determine the SERVICE PROVIDER'S compliance with the implementation plans as well as information to measure service levels and BENEFICIARY satisfaction shall be provided by the SERVICE PROVIDER.

10.3 Mutually agreed offices of the DEPARTMENT must have on-line access to the system as managed by the SERVICE PROVIDER. Costs for these communication links and the necessary software shall be borne by the SERVICE PROVIDER, who shall also be responsible for the ongoing maintenance.

10.4 In order to be in a position to obtain and manage reports the SERVICE PROVIDER must ensure that the following issues are adhered to :

            - Reports and information must be made available to the DEPARTMENT by using an on-line computerised management system,

            -     This system must be updated on a daily basis,

            - This system must be made available to the DEPARTMENT during normal working hours (08:00 - 16:00),

            - Records of each report must be kept for the duration of the contract in the computerised system,

            - History of reports must be archived for the full period of the contract,

            - All reports must give information per pay point, a summary per district office as well as a total number for the PROVINCE, and

            - Access to the computerised system as well as certain reports must be password protected.

10.5 The reports that are needed by the DEPARTMENT can be classified under five categories namely:

            -     Pension payment information,

            -     BENEFICIARY ENROLMENT information,

            -     Pension data card information,

            -     Reconciliation information, and

            -     General information.

10.6 A document listing the minimum reporting needs of the DEPARTMENT on the computerised management system of the SERVICE PROVIDER will be provided to the SERVICE PROVIDER on the date of signing the Service Level Agreement.

10.7 These reports must be seen as the minimum reports that are required to manage and monitor the pension payments as well as the SERVICE PROVIDER. As the contract unfolds, additional reports may be identified by the DEPARTMENT. These additional requests must be added to the computerised management system by the SERVICE PROVIDER free of charge. The SERVICE PROVIDER shall be responsible for the ongoing maintenance of the computerised management system.

10.8 The following financial management information shall be submitted on a monthly basis by the SERVICE PROVIDER. However, this list should not be viewed as exhaustive, but as the minimum reporting requirements. The DEPARTMENT shall on an ongoing basis enter into discussions with the SERVICE PROVIDER as to their information needs.

            -     Amount paid out per pay point and then by grant type;

            - Amount paid out in total per grant type listed in order of PAY POINTS;

            - Amount, in unclaimed benefits, per pay point and then by grant type;

            - Amount paid per grantee sorted in the order per pay point and then per grant type;

            -     Total amount, per grant type paid out,

            -     Total amount in unclaimed benefits, per grant type;

            -     Total amount, per grant type, paid per grantee

11.   FINANCIAL

11.1 The system shall be cost-effective while meeting/or exceeding the objectives of sound control, speed of service and eliminating fraud.

11.2 The SERVICE PROVIDER shall remain of sound financial standing and maintain sufficient financial resources or financial backing to finance the anticipated cash flow deficit as well as being able to bear the necessary commercial/business risks. An annual statement on any events or decisions which could materially affect their financial position in the foreseeable future should be furnished by the SERVICE PROVIDER once per annum.

11.3 The SERVICE PROVIDER will provide and maintain a Performance Bond of R20 million (Twenty Million Rand) throughout the term of the contract.

11.4 The SERVICE PROVIDER is required to provide financial and cash flow projections for this contract. This should demonstrate a robust business case and the ability to fund at least 2 months payments from his own cash flow or a bank guarantee.

11.5 All transactions, payments and settlement of accounts will be in South African currency (Rands and cents). No transactions will be linked to any foreign currency.

11.6 The accounts for the SERVICE PROVIDER'S fee and the reimbursement of legitimate grants paid to BENEFICIARIES will be rendered AFTER the service has taken place, that is, after the BENEFICIARIES have been paid.

11.7 The SERVICE PROVIDER shall, on confirmation of payment of the individual BENEFICIARIES, render WEEKLY ACCOUNTS for the reimbursement of grants paid to BENEFICIARIES to the DEPARTMENT for payment thereof. A full report with all exceptions shall be forwarded to the DEPARTMENT for finalisation and payment within seven working days.

11.8 The invoice for the SERVICE PROVIDER'S fee shall be submitted to the DEPARTMENT WEEKLY, together with the amount for ENROLMENT. The two amounts shall be separately shown on the invoice.

11.9 The DEPARTMENT shall settle the SERVICE PROVIDER'S account by means of electronic bank transfer, within seven (7) working days from the date (i.e. not including the date of delivery) that the relevant and correct documentation was received, by the designated officials, at the Departmental Head Office in Bisho. The documentation shall include the invoice and the required report. The onus is on the SERVICE PROVIDER to obtain proof of delivery to the nominated officials.

11.10 Should the DEPARTMENT default in the settling of the accounts submitted by the SERVICE PROVIDER, within the stipulated time, interest at the prime overdraft rate, of the DEPARTMENT'S bankers at the time, shall be paid by the DEPARTMENT on all overdue amounts.

11.11 For the rest of the year, all payouts shall be rounded off to the nearest R10.

11.12 Once a year the SERVICE PROVIDER may be requested to do coin payouts to BENEFICIARIES. This service shall be negotiated at an additional fee.

11.13 Grant amounts shall determine the best combination of dominations to be paid. This issue will be considered from time to time as grant values changes.

11.13 Authority for the SERVICE PROVIDER to withhold payment issued by SOCPEN shall be valid only when issued by the DEPARTMENT in writing. Where possible, this shall be done at least 2 working days prior to payment date.

11.14 If the SERVICE PROVIDER is unable to deliver the services as per pay out schedule due to no fault of the DEPARTMENT, all relevant costs to render alternative services shall be for the account of the SERVICE PROVIDER and the DEPARTMENT may recover such costs from either reimbursements or fees due.

11.15 No amounts may be deducted from a BENEFICIARY grant for any reason other than those agreed with the DEPARTMENT.

11.16 Should the SERVICE PROVIDER manufacture duplicate pension data cards or pension data cards that are not in a workable condition the DEPARTMENT shall not pay for those pension data cards.

11.17 If a pension data card has been manufactured for a BENEFICIARY for whom a payment voucher has not been generated on the date of manufacturing the pension data card the DEPARTMENT shall not pay for this pension data card.

AUDITS, CONTINGENCY PLANS AND STATUTORY COMPLIANCE

11.18 The system shall make provision for effective and regular reviewing, reconciliation and auditing. These facilities shall be accessible to authorized officials of the DEPARTMENT and the Auditor-General and are subject to changes requested by the DEPARTMENT and / or the Auditor-General.

11.19 The DEPARTMENT retains the right to appoint an independent party to audit the operations of the SERVICE PROVIDER at any point in time during the contract period. The reasonable financial costs involved for such audits shall be for the account of the SERVICE PROVIDER.

11.20 The SERVICE PROVIDER shall develop and maintain an adequate backup and contingency plan for electronic data and hard copy documents shall be provided to the DEPARTMENT on request.

11.21 The SERVICE PROVIDER procedures and controls must conform to the Public Finance Management Act, Treasury Regulations and the Provincial Treasury Directives.

11.22 The SERVICE PROVIDER shall arrange for regular audits by both internal and external auditors. The DEPARTMENT shall be provided with the opportunity to request specific issues to be audited and shall have access to the audit reports.

PREVENTION OF FRAUD, CORRUPTION AND RELATED MATTERS

11.23 All DEPARTMENTAL and SERVICE PROVIDER employees' identification details (as shall be used to identify BENEFICIARIES) shall be registered on the system for the purpose of reducing fraudulent transactions.

11.24 The SERVICE PROVIDER shall develop and maintain system security measures to prevent unauthorised access to all information and any databases and lodge such plans and measures with the DEPARTMENT.

11.25 The SERVICE PROVIDER'S system must interface with and make use of electronic data on the Home Affairs system to perform comparisons with data on the SERVICE PROVIDER'S system to identify fraudulent BENEFICIARIES. Such fraudulent or potential fraudulent BENEFICIARIES should be reported to the DEPARTMENT on a monthly basis in the form of an exception report.

11.26 The SERVICE PROVIDER shall bear all financial risks associated with theft and robberies of information, money, equipment and other items related to the service. Should legal action be brought against the DEPARTMENT in this regard, the DEPARTMENT shall have the right to recover all awards and costs from the SERVICE PROVIDER.

11.27 Incorrect payments and unauthorised payments to BENEFICIARIES by the SERVICE PROVIDER shall be for the SERVICE PROVIDER's own account.

11.28 The SERVICE PROVIDER shall ensure that they arrange and maintain insurance cover to cover their risks for the duration of the contract. Proof of such insurance from a reputable Insurer shall be lodged with the DEPARTMENT. Any changes in insurance status must be communicated to the DEPARTMENT immediately.

11.29 The SERVICE PROVIDER shall ensure that the software in use shall disallow any override facilities on the payment system.

11.30 No individual shall be authorised to instruct the override of the system except the Head of the DEPARTMENT.

11.31 The SERVICE PROVIDER must provide the DEPARTMENT with a letter every three months indicating that not more than one BENEFICIARY exist with the same fingerprint data on their system. Please refer to cold search in 7.2.6 above.

12.   MONTHLY / DAILY RECONCILIATION WITH SOCPEN

12.1 Daily reconciliation of amounts paid to BENEFICIARIES with payment data from the SOCPEN system must be made available to the DEPARTMENT on a daily basis so as to clearly indicate amounts paid.

12.2 Before files are uploaded from the SERVICE PROVIDER system back to the SOCPEN system, in accordance with the SOCPEN schedules, the values must be checked against the totals received during the Start-of-Month procedure and against the daily paid-out totals. The upload process to the SOCPEN system cannot continue until all values have been reconciled.

12.3 The payment file which is updated by the SERVICE PROVIDER must indicate the following information:

12.3.1 In the case where a Social Grant has not been paid, an indicator to this effect is registered in the file,

12.3.2 In the case where a Social Grant has been paid, an indicator to this effect is registered in the file.

13.   IMPLEMENTATION

13.1 The tender shall be awarded for an initial contract period of three years, renewable at the discretion of the DEPARTMENT and the approval of the SERVICE PROVIDER for a further two years.

13.2 The Implementation schedule shall be discussed and confirmed upon SLA signature.

13.3 The service provider shall commence enrolment of beneficiaries with effect from 1 September 2002.

13.4 The implementation of the outsourcing process shall be done according to the agreed schedules attached as ANNEXURE B.

14.   AFFIRMATIVE ACTION & OTHER ECONOMIC EMPOWERMENT PLANS

14.1 CPS's contribution to the Reconstruction and Development programme (RDP), Community Development and Affirmative Action as documented in the tender proposal will be monitored by the DEPARTMENT. The following issues are applicable:

14.1.1      JOB CREATION

            Refer to paragraph 2, Section 4, Chapter 6 and paragraph 2, Section 4, Chapter 7 of tender proposal

14.1.2      SMME UTILISATION

            Refer to paragraph 4, Section 4, Chapter 6 and paragraph 2.2,
            Section 4, Chapter 7 of tender proposal

14.1.3      AFFIRMATIVE ACTION PROPOSALS

            Refer to paragraph 3, Section 4, Chapter 6 of tender proposal

14.1.4      LOCAL RESOURCES AND SERVICES

            Refer to paragraph 4.4, Section 4, Chapter 6 of tender proposal

14.1.5      PDI POLICIES AND ACHIEVEMENTS

            Refer to paragraph Annexure F

14.1.6      POLICIES RELATING TO WOMEN, YOUTH, DISABLED

            Refer to paragraph Annexure F

14.1.7      COMMUNITY SUPPORT AND DEVELOPMENT

14.1.7.1          Development and Support Fund

                  CPS will for the duration of the contract maintain a special development fund

15.

15.1

15.2 The amount paid out referred to in 15.1 upon which the 4.47% service fee is based shall be the average amount paid out per beneficiary at the closing date of the tender (JULY 2001). This average amount per beneficiary (excluding ACB beneficiaries) was calculated at R495.00 and it shall remain unchanged for duration of the contract period as referred to in 13.1 of the SLA. The initial value per beneficiary is defined as 4,47% multiplied by R495.00, which is the average amount paid per beneficiary at the closing date of the tender (July 2001).

15.3 Refer Annexure A.3 (Scenario B2) of the Financial Bid (attached as Annexure C) for details of the pricing structure, as an example:

                  INCREASE                                                    DECREASE
    (AVERAGE GRANT PAID PER BENEFICIARY)                     (PAYMENT BY THE 25TH / 27TH OF THE MONTH)
    ------------------------------------                     -----------------------------------------
  10%                  20%                30%                 10%                20%                 30%

4,14%                3,79%               3,5%               4,58%               4,6%               4,63%

15.4 The SERVICE PROVIDER shall he responsible for and will bear all costs for the upgrade and maintenance of the system and equipment on a regular basis to ensure continuity of the service proposed.

15.5 Each BENEFICIARY shall be entitled to one replacement card during the life of this contract. Thereafter, the BENEFICIARY shall be responsible for the cost of additional replacement cards. The charge to the BENEFICIARY by the SERVICE PROVIDER of such additional replacement cards is R44.00 per card.

15.5  Escalation

15.5.1 Price increases shall occur annually on the "annual renewal date" (first price increase shall be twelve months after the commencement date of the contract, each subsequent price increase at 12 months intervals thereafter, i.e. after 12 months, 24 months) and shall be calculated as follows:

15.5.1.1 Annual price increases will be equal to the average increase in the Consumer Price Index - X ("CPI-X") - an indicator of inflation - as published by the South African Statistical Services for the twelve consecutive months immediately before the annual renewal date.

15.5.1.2 Any increase in benefits enjoyed by the BENEFICIARIES in any year shall be discounted before the CPI-X increase is applied. This means that the base year values (initial value per BENEFICIARY at the commencement of the contract) shall replacement cards. The charge to the BENEFICIARY by the SERVICE PROVIDER of such additional replacement cards is R44.00 per card.

15.5  Escalation

15.5.1 Price increases shall occur annually on the "annual renewal date" (first price increase shall be twelve months after the commencement date of the contract, each subsequent price increase at 12 months intervals thereafter. i.e. after 12 months, 24 months) and shall be calculated as follows:

15.5.1.1 Annual price increases will be equal to the average increase in the Consumer Price Index - X ("CPI-X") - an indicator of inflation - as published by the South

                  African Statistical Services for the twelve consecutive months immediately before the annual renewal date.

15.5.1.2 Any increase in benefits enjoyed by the BENEFICIARIES in any year shall be disregarded before the CPI-X increase is applied. This means that the base year values (initial value per BENEFICIARY at the commencement of the contract) shall be used as the basis for the fee calculation and CPI-X shall be applied to the previous year's value and not to the increased level of BENEFICIARY payments.

16.   ELECTRONIC PAYMENT SYSTEM

16.1 It is important that a detail transaction list accompany each payment invoice that is forwarded to the DEPARTMENT for payment. The detail payment invoice shall act as proof that the BENEFICIARY was paid for which the SERVICE PROVIDER can be refunded.

16.2 The SERVICE PROVIDER must develop a computerised account payment system where the invoice and the detail transaction lists can be forwarded electronically to Head Office in Bisho for verification and payment.

16.3 The Provincial Department of Finance must approve the system before it is implemented.

17.   SUB CONTRACTORS / PARTNERS IN CONSORTIUM

17.1 The service rendered by agents / partners employed by the SERVICE PROVIDER must meet all the requirements and criteria as applicable to the SERVICE PROVIDER. Sub contractors and partners so employed must adhere to black empowerment, gender equity and transformation principles as espoused by Government failing which the DEPARTMENT shall veto such appointments. The DEPARTMENT shall only deal with the primary SERVICE PROVIDER and hold it responsible for maintaining the services.

17.2 The SERVICE PROVIDER must within one week after signing of the Service Level Agreement supply the Head of the DEPARTMENT with the names and details of all the sub-contractors to be used. The intention of the SERVICE PROVIDER to change any of these partners during the tender period must be done in writing and forwarded to the Head of the DEPARTMENT for approval.

18.   CUSTOMER SATISFACTION

18.1 The services of the SERVICE PROVIDER shall be monitored continuously to ensure that all customers of the SERVICE PROVIDER are satisfied with the services rendered. This shall be done by developing various instruments to measure customer satisfaction. This shall be done through:

18.1.1 Developing a questionnaire that measures the DEPARTMENT'S satisfaction with the SERVICE PROVIDER services at all levels of operation,

18.1.2 Developing a questionnaire that measures the level of satisfaction of the BENEFICIARIES with the SERVICE PROVIDER service, and

18.1.3 Developing a questionnaire that measures the performance and quality of the security services provided at PAY POINTS.

19.   PHASING OUT OF THE CONTRACT

19.1 As indicated earlier in the document the tender will expire on 31 October 2005. This contract will be valid for three (3) years with the option for the DEPARTMENT to extend it with an additional two years. Should the extension option not be exercised it shall be expected from the SERVICE PROVIDER to co-operate with his successor for a smooth transition of services.

19.2 Should the new service provider not been appointed prior to six month of the expiry date, a reasonable revised phasing out period shall be negotiated with the current SERVICE PROVIDER.

20.   ADJUSTMENTS

20.1 Any adjustments to the contract or system agreed upon by the Steering Committee that shall have a financial implication for the DEPARTMENT shall only be implemented after submission to, and approval by, the Head of the DEPARTMENT or his / her delegates. No adjustments shall be implemented until confirmed in writing.

21.   CONTRACT REGULATION AND MANAGEMENT

21.1 From the day of awarding the tender a Project Team shall be established to set up, co-ordinate, monitor and evaluate the project. The project team shall be under chairperson of an official appointed by the DEPARTMENT and shall consist of the following members:

            - Four members appointed by the DEPARTMENT (including chairperson), and

            -     Three members appointed by the SERVICE PROVIDER.

21.2 It is agreed between the PARTIES that three levels of management structures shall administer and control the application of this Service Level Agreement. These levels are:

21.3 At the lowest level AREA COMMITTEES, that shall be established in line with the boundaries of the five super district offices within the DEPARTMENT. The purpose of this committee will be to oversee day-to-day and operational issues. Meetings should take place every month after the payment cycle has been completed or more often if the need arises. Minutes of these meetings must be distributed to the Management Committee. Each of the five Super District Area Committees must consist of the following minimum officials:

            FROM THE DEPARTMENT:         District Manager
                                         Heads of social security within the
                                         boundaries of the super district office

            FROM THE SERVICE PROVIDER:   District Manager

                                         Any operational managers

21.4 At a middle management level, a MANAGEMENT COMMITTEE shall be established to oversee operational issues and refer policy issues to the Steering Committee. Meetings should take place every month after the area committees have taken place or more often if the need arises. Minutes of this meeting must be distributed to the Steering Committee. The Management Committee must consist of the following minimum members:

            FROM THE DEPARTMENT:         Project Manager
                                         5 x Cluster Managers

            FROM THE SERVICE PROVIDER:   Project Manager

                                         5 x District Managers from the company

21.5 At a top management level, a STEERING COMMITTEE shall be established to oversee compliance to this Service Level Agreement and to deal with policy issues. Meetings should take place every second or third month or more often if the need arises. The Steering Committee must consist of the following minimum members:

            FROM THE DEPARTMENT:         Chief Director
                                         Director for Social Security
                                         Chief Financial Officer
                                         Project Manager

            FROM THE SERVICE PROVIDER:   Service Provider Director / Manager

                                         Provincial Project Manager

21.6 All the above-mentioned meetings must be chaired by an official of the DEPARTMENT.

21.7 The secretarial services shall rotate between the DEPARTMENT and the SERVICE PROVIDER.

21.8 The venues and times where the meetings must take place can be determined by the members of the different committees.

21.9  BREACH

An event of a breach shall be deemed to have occurred if:

21.9.1 Any party breaches any of its obligations in terms of this agreement and fails to remedy the breach within seven (7) days after the receipt of written notice from the other party requiring the remedying thereof, if such breach is capable of being remedied.

21.9.2 Any party ceases or is unable for any reason whatsoever to conduct its business in an ordinary or regular manner, and fails to take reasonable steps to remedy such situation with sixty (60) days after having been called upon in writing to do so by the other party.

21.9.3 Any covenant or warranty made by any party that goes to the root of this agreement is found to be untrue or incorrect in any material respect.

21.9.4 An event of breach shall not be deemed to have occurred if the equipment fails temporarily. However, in this case, arrangements must be made to continue with the required service with minimum disruption to the BENEFICIARY.

21.9.5 Should a breach of this agreement, which goes to the root of this agreement, occur, which is not corrected within the specified time frame, the party which is not in breach shall be entitled to:

21.9.5.1 call upon the defaulting party to perform its obligations in terms of the agreement, or

21.9.5.2          cancel this agreement.

21.9.6 Termination shall become effective after notice has been given in writing to the defaulting party.

21.10 NON COMPLIANCE AND PENALTIES

21.10.1 In the event of the SERVICE PROVIDER being in breach of any of the terms and conditions agreed upon by both parties in this SLA, written notification shall be issued by the DEPARTMENT to the SERVICE PROVIDER to remedy such breach.

21.10.2 A fourteen (14) working day response time will be allowed by the DEPARTMENT to the SERVICE PROVIDER for rectification after which a penalty of 2% of the service fee for paying out pensions at the effected pay point or paying out pension in total (depending on the nature of the problem) will be retained until improvement to the satisfaction of the DEPARTMENT has been effected after which retention of fees will be returned. Any loss in interest on the money retained by the DEPARTMENT will be for the account of the SERVICE PROVIDER.

21.10.3 However, the following specific penalties shall apply for the non-performance due to the negligence of the SERVICE PROVIDER as listed hereunder.

21.10.3.1         Enrolments

           PERFORMANCE AREA                         NON-PERFORMANCE                            PENALTY
---------------------------------------  -------------------------------------    ----------------------------------------
Bulk enrolments                          Failing to enroll all Beneficiaries who  A reduction of 10% of the contractors present themselves for enrolment within  enrollment service fee at the specific
                                         the period specified in paragraph        enrollment point(s) until the problem
                                         7.2.7.1                                  had been rectified to the satisfaction
                                                                                  of the DEPARTMENT

On-going (New applications)              Failing to enroll all beneficiaries who  A reduction of 10% of the contractors present themselves for enrolment within  enrollment service fee at the specific
                                         the period specified in 7.2.7.2          enrollment point(s) until the problem
                                                                                  had been rectified to the satisfaction
                                                                                  of the DEPARTMENT

21.10.3.2         Pension data card

           PERFORMANCE AREA                         NON-PERFORMANCE                            PENALTY
---------------------------------------  -------------------------------------    ----------------------------------------
Availability of a valid pension data     Failing to comply with the criteria as   A reduction of 10% of the pension data
card                                     indicated in paragraph's 7.3.32 up to    card service fee at the specific pay
                                         7.3.47                                   point(s) until the problem had been
                                                                                  rectified to the satisfaction of the
                                                                                  DEPARTMENT.

21.10.3.3         Pension payments

           PERFORMANCE AREA                         NON-PERFORMANCE                            PENALTY
---------------------------------------  -------------------------------------    ----------------------------------------
Payment days                             Failing to pay all beneficiaries who     A reduction of 25% on the service fee on
                                         present themselves for payment at a      the total amount paid out at the
                                         specific pay point on or after their     specific pay point(s) for the specific
                                         allocated payment day within the period  period.
                                         specified in

                                         paragraph 7.3.19 and 7.3.20

Scheduled payment days                   Failing to visit a scheduled pay         A reduction of 20% on the service fee on
                                         point(s) on a predetermined day(s)       the total amount paid out at the
                                         without prior notification to the        specific pay point(s) as well as
                                         effected beneficiaries only after        reimbursing the DEPARTMENT for any cost
                                         obtaining written approval from the      occurred to make alternative
                                         DEPARTMENT first.                        arrangement.


21.10.3.4         Reconciliation of payment data

           PERFORMANCE AREA                         NON-PERFORMANCE                            PENALTY
---------------------------------------  -------------------------------------    ----------------------------------------
Reconciliation of payment data           Failing to reconcile payment data with   The DEPARTMENT shall be able to withhold
                                         the SOCPEN system as indicated in        the total service fee for pension
                                         paragraph 12                             payments in the Province to the SERVICE
                                                                                  PROVIDER for a particular month for as
                                                                                  long as the SERVICE PROVIDER fails to
                                                                                  submit the reconciliation data for that
                                                                                  month. The SERVICE PROVIDER shall not
                                                                                  charge the DEPARTMENT interest on this
                                                                                  amount.


21.10.3.5         Manipulation of payment data

           PERFORMANCE AREA                         NON-PERFORMANCE                            PENALTY
---------------------------------------  -------------------------------------    ----------------------------------------
Manipulation of payment data             Payment data of a BENEFICIARY (s) has    The total service fees for pension
                                         been changed without the approval of the payments made at the specific pay
                                         DEPARTMENT and / or deductions have been point(s) shall be withheld.
                                         made from a BENEFICIARY(s) grant without
                                         the approval of the DEPARTMENT.

22.   FORCE MAJEURE

22.1 If the performance of a material part of this agreement is suspended due to force majeure (that is, any event which is beyond the control of, and could not have been foreseen by that party, including an act of nature, riots, war, or events of a similar nature) that party shall give written notice of the force majeure to the other party.

22.2 This notice shall be given within three (3) working days on which the condition of the force majeure takes effect.

22.3 The party first affected by force majeure shall do its utmost to reinstate the service due in terms of this agreement in the shortest possible time.

22.4 Adjustment of the timetable for the service required shall be mutually agreed upon in the event of force majeure.

22.5 If a period of ninety (90) days has elapsed, and if the condition of force majeure persists, either party shall be entitled to cancel this agreement with immediate effect, and without prejudice.

23.   DETERMINATION OF DISPUTES

23.1  MEDIATION

23.1.1 Prior to the initiation of formal dispute resolution procedures as set out in clause 17.2, the parties shall first attempt to resolve their dispute informally as follows:

23.1.2 Upon written request of either party, containing a short statement as to the nature of the dispute and the requesting party's position with respect thereto, each party shall appoint a designated representative who does not devote substantially all of his time to performance under the Agreement, whose task it will be to meet for the purpose of endeavouring to resolve such dispute.

23.1.3 The designated representatives shall meet as often as the parties deem reasonably necessary in order to provide the other all information with respect to the dispute which the parties believe to be appropriate and relevant in connection with the resolution of the dispute. The representatives shall discuss and attempt to resolve the dispute without the necessity of any formal proceeding and without prejudice of any rights.

23.1.4 During the course of discussion, all reasonable requests made by one party to the other for non-privileged information, reasonably related to the agreement shall be honoured, in order that each other the parties may be fully advised of the other's position (provided that a party shall not be required as part of the informal dispute resolution process to disclose information subject to confidential restrictions under agreements with third parties).

23.1.5 The specific format for the discussion shall be left to the discretion of the designated representative.

23.2  ARBITRATION

23.2.1 In the event of any dispute of difference between the parties hereto relating to or arising out of this agreement, including the implementation, execution, interpretation, rectification, validity, enforceability, termination or cancellation of this agreement which could not be resolved in terms of clause 17.1, the said dispute or difference shall, if demanded by any party on written notice to the other party, be submitted for resolution to an arbitrator in accordance with the provisions set below:

23.2.1.1 Should any dispute arise between the parties in connection with the interpretation or application of the provisions of this agreement or its breach or termination, or the validity of any document famished by the parties pursuant to the provisions of this agreement, the dispute shall, unless resolved amongst the parties, be referred to and be determined by arbitration in terms of this clause.

23.2.1.2 Any party to this agreement may demand that a dispute be determined in terms of this clause by written notice given to the other party.

23.2.1.3 The party commencing legal action shall decide whether the dispute will be resolved by way of arbitration or litigation and in the event of the former, this clause shall be taken to constitute the submission of the parties to arbitration; and

23.2.1.4 This clause shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

23.2.1.5 The arbitration shall be held in East London or Bisho with only the legal and other representatives of the parties to the dispute present in accordance with the formalities and procedures settled by the arbitrator, and may be held in an informal and summary manner, on the basis that it will not be necessary to observe or carry out the usual formalities or procedures, pleadings and discovery, or the strict rules of evidence, it being the intention that the arbitration shall be held and completed as soon as possible, and on the basis that the arbitrator shall be entitled to decide the dispute in accordance with what he considers to be just and equitable in the circumstances.

23.2.1.6 The arbitrator shall be acceptable to both parties and, if the matter in dispute is principally:

                  a) a legal matter, a practising attorney or advocate of at least fifteen (15) years standing;

                  b) an accounting matter, a practising chartered accountant of at least ten (10) years standing;

                  c) any other matter, an independent appropriately qualified and experienced person.

23.2.1.7 Should the parties to the dispute fail to agree whether the dispute is principally a legal, accounting or other matter within seven (7) working days after the arbitration was demanded, the matter shall be deemed a legal matter.

23.2.1.8 Should the parties fail to agree on an arbitrator within fourteen (14) working days after giving notice in terms of the above clause, the arbitrator will be appointed at the request of any party to the dispute by the Chairman for the time being of the Bar Council according to the provision of the above clauses.

23.2.1.9 The decision of the arbitrator shall be final and binding on the parties to the dispute and may be made an order of any court to whose jurisdiction the parties are subject at the instance of any of the parties to the dispute.

23.2.1.10 The arbitrator shall be entitled to make such award, including an award for specific performance, an interdict, damages or a penalty or otherwise as he in his sole discretion may deem fit and appropriate and to deal as he deems fit with the question of costs, including, if applicable, costs on the attorney and client scale, and his own fees.

23.3  The provisions of this clause:

23.3.1 Constitutes an irrevocable consent by the parties to any proceedings in terms hereof, and no party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

23.3.2 Are severable from the rest of this agreement and shall remain in effect despite termination of or invalidity for any reason of this agreement.

24.   VARIATION/MODIFICATION/WAIVER

24.1 No variation, modification or waiver of any provision or consensual cancellation of this agreement or consent to any departure therefrom, shall in any way be of any force or effect unless confirmed in writing and signed by both parties, and then any such variation, modification or waiver, cancellation or consent shall be effected only in the specific instance and for that purpose and to the extent for which it is made or given.

25.   WAIVER OF RIGHTS

25.1 The waiver, whether expressed or implied, by any party of any breach of the terms or conditions of this agreement by any other party, shall not prejudice any remedy of the waiving party in respect of any continuing or other breach of the terms and conditions hereof.

25.2 No failure, delay, relaxation or indulgence on the part of any party in exercising any power or right conferred on such party in terms of this agreement shall operate as a waiver or such power or right, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof, or the exercise of any other power or right under this agreement.

26.   DOMICILIA CITANDI ET EXECUTANDI

26.1 The parties hereto choose their domicilia et executandi for all purposes of and in connection with this agreement as follows:

The DEPARTMENT:                     Head of the Department
                                    Department of Social Development
                                    Bisho
                                    Eastern Cape

The SERVICE PROVIDER:               CPS Eastern Cape(Pty) Ltd
                                    4TH Floor
                                    President Place
                                    CNR Bolton Road & Jan Smuts Avenue
                                    Rosebank
                                    Johannesburg

26.2 Should any party hereto change its domicilium, it shall advise the other party in writing.

26.3 A notice sent by one party to another shall be deemed to have been received on the same day, if delivered by hand; on the same day if delivered by fax (provided the original is then immediately posted); on the seventh day after posting, if sent by prepaid registered mail.

SIGNED AT------------------------------------------ ON--------------------------

AS WITNESES:                           ON BEHALF OF THE DEPARTMENT

1.-----------------------------------  -----------------------------------------
                                       DULY AUTHORISED THERETO

2.-----------------------------------

SIGNED AT------------------------------------------  ON-------------------------

AS WITNESSES:------------------------  ON BEHALF OF THE SERVICE
                                       PROVIDER

1.-----------------------------------  -----------------------------------------
                                       DULY AUTHORISED THERETO

2.-----------------------------------